Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Effie Veres
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FIRST QUARTER

FISCAL 2016 FINANCIAL RESULTS

~ First Quarter Sales Increase 9% to a Record $236.5 Million ~

~ First Quarter Net Income Increases 11% to a Record $18.8 Million; Record EPS of $.57 ~

~ Signs Definitive Agreements to Acquire 31 Stores with Annualized Sales of $31 Million ~

~ Initiates Second Quarter Fiscal 2016 EPS Guidance of $.54 to $.59 ~

ROCHESTER, N.Y. – July 23, 2015 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 27, 2015.

First Quarter Results

Sales for the first quarter of fiscal 2016 increased 8.7% to $236.5 million as compared to $217.5 million for the first quarter of fiscal 2015. The total sales increase for the first quarter of $19.0 million was due to an increase in sales from new stores of $25.2 million, including sales from recently acquired stores of $23.1 million, partially offset by a comparable store sales decrease of .4%. Comparable store sales increased approximately 8% for alignments and were flat for tires and brakes. Comparable store sales decreased approximately 2% for maintenance services and exhaust and 3% for front end/shocks.

Gross margin increased to 42.2% in the first quarter from 41.4% in the prior year, largely due to the benefit of lower material costs as a percentage of sales and increased payroll efficiency. Total operating expenses were $66.1 million, or 28.0% of sales, as compared with $60.6 million, or 27.9% of sales, for the same period of the prior year. The increase in operating expenses as a percent of sales reflects costs associated with Monro’s fiscal 2015 and 2016 acquisitions, largely offset by focused cost control.

Operating income for the quarter increased 14.3% to $33.6 million from $29.4 million in the first quarter of fiscal 2015. Interest expense was $3.4 million as compared to $2.1 million in the first quarter of fiscal 2015.

Net income for the first quarter increased 11.0% to a record $18.8 million from $16.9 million in the prior year period. Diluted earnings per share for the quarter increased 9.6% to $.57, achieving the midpoint of the Company’s estimated range of $.55 to $.59. Earnings per share are net of approximately $.01 of due diligence costs related to completed and potential acquisitions. This compares to diluted earnings per share of $.52 in the first quarter of fiscal 2015. Net income for the first quarter of fiscal 2016 reflects an effective tax rate of 38.0% as compared with 38.1% for the prior year period.

The Company opened four locations and closed four locations during the first quarter, ending the quarter with 999 company operated stores and 145 franchised Car-X stores.

John Van Heel, President and Chief Executive Officer stated, “I am pleased to report that our continued focus on margin improvement and diligent cost control, combined with the outperformance of our recent acquisitions, allowed us to report an 11% increase in net income and 70 basis points of operating margin expansion. Our team’s strong execution and Monro’s ability to drive lower costs, coupled with the success of our recent acquisitions, further demonstrate that our business model is working. We were also encouraged to see that following a slow start to the first quarter, comparable store sales improved, turning slightly positive in May and June and increasing approximately 2% month-to-date in July on positive traffic trends. Overall, we remain confident in our business model and in our ability to increase our market share and deliver strong overall sales and earnings growth, in both strong and weak markets.”

Acquisitions Update

Monro Muffler Brake, Inc. announced today that it has signed definitive agreements to acquire 31 stores in New York, Pennsylvania, and Massachusetts. Twenty seven of these stores are located in central New York and Pennsylvania and will be rebranded as Mr. Tire stores, allowing the Company to fill in existing markets where it currently operates Monro Brake & Tire locations. This acquisition, which is expected to be completed in mid-August, significantly increases Monro’s market share in these markets, demonstrating the advantages of Monro’s two-brand strategy. The remaining four stores are located in

Massachusetts and will operate as Monro Brake & Tire locations. The Company completed the acquisition of these stores in July 2015. Combined, these 31 acquired stores are expected to add approximately $31 million in annualized sales, representing a sales mix of 60% service and 40% tires. These acquisitions are expected to be slightly dilutive to earnings per share in the second quarter, but breakeven in fiscal 2016, as cost synergies are expected to be realized more quickly due primarily to the Company’s ability to leverage existing distribution in these markets.

In April 2015, Monro Muffler Brake completed the previously announced acquisition of the Car-X brand, a chain of 146 franchised locations operating in ten states, three of which are new states for Monro. As previously announced, the Company expects Car-X to be slightly accretive to earnings per share in fiscal 2016.

Company Outlook

Based on current visibility, business and economic trends, and the recently completed and pending acquisitions, the Company now anticipates fiscal 2016 sales to be in the range of $950 to $970 million versus the previous guidance range of $935 to $955 million. The fiscal 2016 sales guidance reflects a comparable store sales increase of 1% to 3%. The Company continues to expect fiscal 2016 diluted earnings per share to be in the range of $2.00 to $2.20, as compared to $1.88 in fiscal 2015, representing earnings per share growth of 6% to 17% year-over-year on top of a 40% increase in the prior two years. Fiscal 2016 earnings per share guidance assumes $.12 to $.17 in contribution from recent acquisitions. This estimate is based on 33.1 million weighted diluted average shares outstanding.

For the second quarter of fiscal 2016, the Company anticipates sales to be in the range of $233 to $237 million and comparable store sales to increase 1% to 3%. The Company expects diluted earnings per share for the second quarter to be between $.54 and $.59, as compared to $.50 in the prior year period. The second quarter fiscal 2016 earnings per share guidance assumes slight dilution from higher due diligence costs related to potential transactions and includes $.02 of annual director stock option grants.

Mr. Van Heel concluded, “We are encouraged by our significant operating margin expansion, the successful integration of our recent acquisitions and the rebound in July’s comparable store sales. As we move forward, we will continue to actively manage our business through this choppy environment to drive strong bottom line results. We are also pleased by the acquisitions we’ve completed and announced already this year. Looking ahead, we remain very encouraged by the opportunities we see to complete additional accretive acquisitions in fiscal 2016. Overall, we are confident that our long-term strategic plan and the flexibility of our business model will continue to deliver increased market share and shareholder returns.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 23, 2015 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-510-1785 and using the required pass code 6992857. A replay will be available approximately one hour after the recording through Thursday, August 6, 2015 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 6, 2015.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,003 Company stores in 25 states and is the franchisor of 145 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2015.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2015	2014	% Change
Sales	$236,520	$217,507	8.7%
Cost of sales, including distribution and occupancy costs	136,802	127,485	7.3%

Gross profit	99,718	90,022	10.8%
Operating, selling, general and administrative expenses	66,111	60,612	9.1%

Operating income	33,607	29,410	14.3%
Interest expense, net	3,392	2,137	58.7%
Other income, net	(106)	(80)	32.7%

Income before provision for income taxes	30,321	27,353	10.9%
Provision for income taxes	11,522	10,421	10.6%

Net income	$18,799	$16,932	11.0%

Diluted earnings per share:	$.57	$.52	9.6%

Weighted average number of diluted shares outstanding	33,108	32,777
Number of stores open (at end of quarter)	999	966

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 27, 2015	March 28, 2015
Current Assets
Cash	$7,711	$7,730
Inventories	132,970	129,727
Other current assets	41,047	37,827

Total current assets	181,728	175,284
Property, plant and equipment, net	328,645	326,752
Other non-current assets	421,835	405,758

Total assets	$932,208	$907,794

Liabilities and Shareholders’ Equity
Current liabilities	$161,941	$155,793
Capital leases and financing obligations	131,286	133,145
Other long-term debt	118,376	122,543
Other long-term liabilities	27,627	22,702

Total liabilities	439,230	434,183
Total shareholders’ equity	492,978	473,611

Total liabilities and shareholders’ equity	$932,208	$907,794